Exhibit 99
November 15, 2005
Dear Shareholder:
     As we close out the 3rd Quarter of 2005 and look into the 4th quarter of this year and the year ahead of us, we are excited about the opportunities. Although growth in our balance sheet has begun to produce positive results, our income statement suffered from continued pressure on both our Net Interest Margin and our Overhead Expense. Specifically the expenses of our “Going Private” transaction have been, and will continue to be in the coming quarter, a burden on earnings. We see the future benefit of this strategy far outweighing the short term cost of its implementation. We anticipate asking for your approval of this transaction at a special meeting of shareholders in the 4th Quarter of 2005.
     In addition, our “Letter of Intent” to acquire the Monitor Bancorp of Big Prairie, Ohio continues to be an area in which we see significant long-term benefit to the company. We are confident that the synergies of our two companies would allow us to expand into the Wayne and Holmes County areas and increase our market share in these counties; thus adding to the overall financial performance of your company.
     In reviewing the first nine months of 2005, we would make the following observations:
•	Net Income for the nine months ending September 30, 2005 came in at $389,000, a decrease of approximately 34% over the same period ending September 30, 2004. Although our net interest margin increased by almost 4.2%, and our Noninterest income also increased by almost 6.2%; our Noninterest expense increased by $335,000, or almost 9.5% over the same period ending a year earlier. A significant portion of that increase is related to one time expenses associated with our “Going Private” transaction.

•	Total assets increased to just over $178 million as of September 30, 2005, an increase of almost 7% since June 30, 2005 and more than 20% over year end 2004. Total loans grew to a little over $84 million, which represents an increase of over 3.1% in the third quarter of 2005 and an increase of almost 7.1% since December 31, 2004.

•	Total deposits increased to over $109 million, an increase of over 7.7% since December 31, 2004.

•	Total Stockholders Equity also increased by $1.9 million in the third quarter, primarily a result of our private placement of common stock.
     We are pleased to enclose your dividend of $.05 per share in this mailing (or credited to your account), paid on November 15, 2005 to shareholders of record November 1, 2005. This will bring our total dividend paid this year to $.62 per share, which represents a slight decrease over the dividend paid in 2004. In 2004, we paid dividends of $.76 per share, which reflected a payment to our shareholders of almost 65% of earnings. These dividend payout ratios represent an increase over levels that we paid in 2003 and 2002. Thus in 2006, we expect to return to dividend payout ratios that are more in line with previous years and our peer banks. Although the reduction of our dividend is a reflection of the bank’s weaker earnings, it does represent both a fair dividend practice to shareholders and a prudent retention of capital in the interest of the bank’s continued growth and expansion in order to maximize your investment in the company.
     On behalf of the Employees, Officers and the Board of Directors, we would like to thank you for the steadfast support you have shown us over the years. Our commitment to your investment is our highest priority and our focus every day we come to work.

2

FC BANC CORP.
CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	Sept 30,	June 30,	Dec 31,
	2005	2005	2004
		(Unaudited)
ASSETS
Cash and due from banks	$3,350	$3,310	$3,584
Federal funds sold	4,100	0	0

Cash and cash equivalents	7,450	3,310	3,584

Investment securities available for sale	74,552	68,703	53,749

Loans	85,307	82,738	79,655
Less allowance for loan losses	1,052	1,026	966

Net loans	84,255	81,712	78,689
Premises and equipment	6,422	6,495	6,698
Accrued interest and other assets	5,707	6,879	5,571

TOTAL ASSETS	$178,386	$167,099	$148,291

LIABILITIES
Deposits:
Non-interest bearing	$16,001	$13,511	$14,259
Interest-bearing	93,034	87,877	86,951

Total deposits	109,035	101,388	101,210

Borrowed Funds	53,355	50,220	32,508
Accrued interest and other liabilities	925	2,320	1,305

TOTAL LIABILITIES	163,315	153,928	135,023

STOCKHOLDERS’ EQUITY
Common Stock	2,940	832	832
Additional paid-in capital	1,359	1,358	1,358
Retained Earnings	13,328	13,367	13,269
Accumulated other comprehensive income (loss)	(366)	(195)	5
Treasury stock, at cost	(2,190)	(2,191)	(2,196)

TOTAL STOCKHOLDERS’ EQUITY	15,071	13,171	13,268

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$178,386	$167,099	$148,291

FC BANC CORP.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Nine Months Ended Sept 30,
	2005	2004
	(Unaudited)
INTEREST INCOME
Interest and fees on loans	$3,835	$3,710
Interest and dividends on investments	2,115	1,582
Interest on federal funds sold	16	12

TOTAL INTEREST INCOME	5,966	5,304

INTEREST EXPENSE
Interest on deposits	1,340	1,335
Interest on borrowed funds	1,226	705

TOTAL INTEREST EXPENSE	2,566	2,040

NET INTEREST INCOME	3,400	3,264
Provision for loan losses	95	75

NET INTEREST INCOME AFTER PROVISION	3,305	3,189

OTHER INCOME
Service charges	475	737
Other income	525	205

TOTAL OTHER INCOME	1,000	942

OTHER EXPENSES
Salaries and benefits	1,827	1,634
Net occupancy and equipment expenses	562	588
Other expenses	1,478	1,310

TOTAL NON-INTEREST EXPENSE	3,867	3,532

NET INCOME BEFORE TAXES	438	599
Federal income tax expense	49	6

NET INCOME	$389	$593

Earnings Per Share-Basic	$0.66	$1.03
Earnings Per Share-Diluted	$0.66	$1.02

     We expect to hold the special meeting of shareholders at which the going private transaction will be considered in the fourth quarter of 2005. This letter is not a request for a proxy or an offer to acquire any of your FC Banc Corp. common shares.
     The proposed going private transaction will be submitted to shareholders of FC Banc Corp. for their consideration. FC Banc Corp. will file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). You are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about FC Banc Corp., at the SEC’s internet site (http://www.sec.gov).
     Copies of the proxy statement can be obtained, when available and without charge, by directing a request to FC Banc Corp., c/o Farmers Citizens Bank, 105 Washington Square, Bucyrus, Ohio 44820, Attn: Jenny Gingery.
     FC Banc Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FC Banc Corp. in connection with the going private transaction. Information about the directors and executive officers of FC Banc Corp. and their ownership of FC Banc Corp. common stock is set forth in the preliminary proxy statement for FC Banc Corp.’s special meeting of shareholders, as filed with the SEC on a Schedule 14A on September 14, 2005. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed going private transaction when it becomes available.